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                                                                      Exhibit 99


AT THE COMPANY:
JOHN SMOLIK
PRESIDENT & CEO
(423) 769-4012


COMPANY PRESS RELEASE
SOURCE: PHOTOGEN TECHNOLOGIES, INC.

                   Dr. Merrill Biel Joins Photogen Technologies'
                            Scientific Advisory Council

       Leading Oncologist Offers Practical Experience, In-depth Knowledge Of
          Conventional Photodynamic Therapy and Strong Research Background

KNOXVILLE, Tenn., April 15 /PRNewswire/ -- Photogen Technologies, Inc. (OTC Bulletin Board: PHGN - news), today announced the appointment of Merrill A. Biel, M.D., Ph.D., to its Scientific Advisory Council. The addition of Dr. Biel increases the Council to three outside members. Photogen's Scientific Advisory Council was formed in October 1998 with Daniel Tosteson, M.D., retired Dean of Harvard Medical School, and Harry Morrison, Ph.D., Dean of Purdue School of Science, as its members.

Dr. Biel is a practicing physician with more than 18 years experience in surgery; head and neck oncology; and ear, nose and throat disorders. He is currently president of Ear, Nose & Throat SpecialtyCare of Minnesota as well as president and chief executive officer of Advanced Photodynamic Technologies, Inc. Dr. Biel brings the user's perspective to Photogen's Advisory Council. His practical skills are complemented by his intimate hands-on research experience in Phase II and Phase III clinical studies involving work in several disciplines, most predominantly, cancer and photodynamic therapy.

Commenting on the appointment, Photogen's Chief Executive Officer, John Smolik, said, "Dr. Biel's practical, academic, research and management experience, acquired over 18 years with some of the nation's leading medical centers, is recognized internationally. His appointment to our Scientific Advisory Council enhances the breadth of expertise available to us in bringing products from the research laboratory through development to successful regulatory approval. His engagement as a consultant will complement the scientific expertise of Drs. Tosteson and Morrison."

Smolik added, "As we continue to expand our work in the testing, development and manufacture of photodynamic therapeutics, Dr. Biel's magnitude of experience will be extremely helpful. We are intensifying our pre-clinical studies this year, and already have


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trials underway utilizing our proprietary multi-photon activating technology in combination with photoactive compounds to treat two complex eye disorders -- ocular melanoma and advanced maculardegeneration. Currently no effective existing therapy is available for either of these indications. Additionally, we will soon begin studying the use of a well-known compound as a photoactive drug with potential to effectively interact with x-ray energy to destroy cancer cells -- adding an important new dimension to our capabilities in photodynamic therapy."

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related health-care products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

SOURCE: Photogen Technologies, Inc.